January 17, 2007

The Board of Directors
ION Media Networks, Inc.
601 Clearwater Park Road
West Palm Beach, Florida 33401

Ladies and Gentlemen:

         Citadel Limited Partnership ("CLP") and NBC Universal, Inc. ("NBCU") are pleased to present their proposal regarding a transaction (the "Proposed Transaction") designed to provide substantial benefits to ION Media Networks, Inc. ("ION" or the "Company") and its various stakeholders. The Proposed Transaction is the result of extensive negotiations between CLP and NBCU and is designed to balance the objectives of CLP, NBCU and the ION stakeholders by (i) delivering the per share cash consideration to the holders of the Company's Class A common stock contemplated in the November 7, 2005 agreements, (ii) offering new subordinated debt to the holders of 14-1/4% and 9-3/4% preferred stock pursuant to an exchange offer, (iii) significantly reducing fixed claims in the capital structure, and (iv) simplifying the Company's ownership structure.

         As you are aware, pursuant to the Call Agreement, dated as of November 7, 2005 (the "Call Agreement"), NBCU holds the right (the "Call Right") to purchase the shares (the "Call Shares") of Class A common stock and Class B common stock of the Company that are beneficially owned by Lowell W. Paxson and certain affiliates.

         The Proposed Transaction contemplates, among other things, that NBCU will transfer the Call Right to CIG Media LLC, a newly formed Delaware limited liability company ("Newco") controlled by CLP. In connection with such transfer, NBCU will propose that the Company's Board of Directors (the "Board") approve Newco as a "permitted transferee" of the Call Right in accordance with, and pursuant to, the Call Agreement.

         Since its founding in 1990, Citadel Investment Group, L.L.C. ("CIG") and its affiliates have grown into one of the world's most sophisticated alternative investment institutions. Today, affiliates of CIG deploy approximately $13 billion of investment capital across a highly diversified set of proprietary investment strategies in nearly all major asset classes in all of the world's principal markets. CIG and its affiliates maintain offices in Hong Kong, Chicago, New York, San Francisco, Tokyo and London. Newco is one of the entities for which CLP serves as portfolio manager and CIG provides administrative and investment-related services.

          We believe that CLP is particularly well suited to consummate the Proposed Transaction expeditiously and to play an important role in the Company's future. CLP currently manages corporate investments in the media sector aggregating in excess of $4 billion. Based on the advice of its FCC counsel, CLP does not currently manage any investment that causes CLP to have incurred any FCC broadcast license attribution. As a result, we believe that CLP is an ideal long-term sponsor for the Company, given its ability to take control of the Company and desire to work with existing management to reposition and grow the business.

         The terms and conditions of the Proposed Transaction are set forth in the term sheet (the "Term Sheet") enclosed with this letter. We wish to highlight for the Board what we believe are the key objectives and benefits of the Proposed Transaction:

         o Holders of Class A common stock who tender would receive $1.41 per share in cash, as of January 17, 2007, with the exact amount determined by the formula in the Call Agreement. The Proposed Transaction would significantly increase the number of common shares outstanding on a fully diluted basis. However, Class A common holders who tender will not be impacted by this dilution, as they will receive cash consideration representing a 147% premium compared to the closing price of the Class A Common Stock on January 16, 2007.

         o Holders of 14-1/4% and 9-3/4% preferred stock would have the opportunity to exchange their securities at their option for newly issued ION subordinated debt. The new subordinated debt would have a cash maturity in 2013 and would enhance preferred stockholders' current rights through the introduction of debt covenants and non-call features. Holders of 14-1/4% preferred stock would be offered an exchange ratio of 70% of the current face amount of their securities (the accreted value as of May 15, 2006). Holders of 9-3/4% preferred stock would be offered an exchange ratio of 40% of the current face amount of their securities (the accreted value as of September 30, 2006).

         o Assuming a successful exchange of the 14-1/4% and 9-3/4% preferred stock, CLP and NBCU will own convertible preferred stock at the bottom of the pro-forma capital structure, and NBCU would significantly reduce the face plus accrued value of its claims. In this scenario, NBCU would hold securities that are junior to the subordinated debt received by the holders of 14-1/4% and 9-3/4% preferred stock and that have a face value of $406 million, representing a 41% discount to the par plus accrued value of NBCU's current preferred stock. Including the $100 million of preferred stock NBCU forfeited as part of the November 2005 transactions, the implied discount would be 49%. The convertible preferred stock owned by CLP and NBCU would be mandatorily convertible into common stock at an initial conversion price of $0.75 per Class A common share.

         o Prior to the mandatory conversion of the CLP and NBCU convertible securities, consummation of the Proposed Transaction with a successful exchange would reduce fixed claims in the capital structure by approximately $300 million; in addition, recurring fixed charges would be reduced by approximately $50 million per annum.

         o Following the mandatory conversion of the CLP and NBCU convertible securities, fixed charges would be reduced by an aggregate of $1 billion, and total recurring fixed charges would be reduced by approximately $110 million per annum.

         o The Company would retain approximately $190 million of subordinated debt capacity following consummation of the Proposed Transaction, leaving the Company with flexibility to attract new debt capital.

         o Given an improved capital structure, the stability of a long-term sponsor in CLP and a streamlined governance structure, the Company would be positioned to attract new equity capital.

         As further described in the Term Sheet, both entry into, and consummation of, the Proposed Transaction are subject to a number of conditions, including, without limitation, approval of the Board and absence of a material adverse change affecting the Company. We wish to emphasize that CLP and NBCU would proceed with the Proposed Transaction only on a consensual basis, with the approval of the Board.

         We and our advisors are ready to meet with you and your advisors at any time. We look forward to scheduling a time to discuss the Proposed Transaction and to answer any questions you or they may have about the Proposed Transaction.

         Neither this letter nor the enclosed Term Sheet is intended to be, nor shall either be, a binding contract between us, but is intended only as a formal indication of our proposal as of this date, and the parties will be jointly bound only in accordance with the terms and conditions to be negotiated and contained in mutually executed definitive documentation. The description of the Proposed Transaction above is intended to be a summary of the transactions described in the Term Sheet and is qualified in its entirety by the attached Term Sheet.

         We look forward to working with you and the Company's management to consummate the Proposed Transaction in a timely manner.


         Very truly yours,


CITADEL LIMITED PARTNERSHIP               NBC UNIVERSAL, INC.
By:   Citadel Investment Group, LLC,
      its General Partner


By:    /s/ Matthew Hinerfeld           By:   /s/ Bruce Campbell
       ----------------------------          --------------------------
       Name:  Matthew Hinerfeld               Name:  Bruce Campbell
       Title:  Managing Director and          Title:  Executive Vice President,
               Deputy General Counsel                 Business Development


                                       3
                    TERM SHEET OF PRINCIPAL TRANSACTIONS(1)

         Set forth below are the principal terms of the proposed transaction (the "Transaction") with respect to (i) the shares of Class A and Class B Common Stock of ION Media Network, Inc. (the "Company") (respectively, the "Class A Common Stock" and the "Class B Common Stock") and (ii) the Company's 14-1/4% Preferred Stock (the "14-1/4% Preferred"), the Company's 9-3/4% Series A Preferred Stock (the "9-3/4% Preferred") and the Company's 11% Series B Preferred Stock (the "Series B Preferred") owned by NBCU.

   A.    Overview.
         ---------

         As further described below, as part of the Transaction, among other things, (i) NBCU shall assign that certain Call Agreement, dated November 7, 2005 (the "Call Agreement") to a newly formed entity ("Newco") owned by affiliates of Citadel Limited Partnership (together with its affiliates, "CLP"), (ii) Newco will commence a tender offer in accordance with the Call Agreement and that certain Stockholder Agreement, dated November 7, 2005 (the "Stockholder Agreement"), (iii) the Company will also commence a tender offer for the Class A Common Stock, other than shares of the Class A Common Stock owned by the Call Stockholders (as defined in the Call Agreement) and certain shares of Class A Common Stock issued after November 7, 2005 upon the exercise, grant or vesting of any Stock-Based Compensation Awards (as defined in the Stockholder Agreement) or upon conversion or exchange of convertible or exchangeable securities of the Company (the "Ineligible Shares") and shares held by CLP, (iv) the Company will issue Subordinated Notes and potentially Series A-1 Convertible Preferred to CLP and/or Newco to fund the Company tender offer, (v) the Company will make an exchange offer for the 14-1/4% Preferred and the 9-3/4% Preferred owned by parties other than CLP (the "Exchange Offer"), (vi) the Series D Non-Convertible Preferred (as defined below), the 9,386.46875 shares of 14-1/4% Preferred Stock owned by CLP (the "CLP 14-1/4% Preferred"), and the 262.33603 shares of 9-3/4% Preferred Stock owned by CLP (the "CLP 9-3/4% Preferred") will be exchanged for new securities of the Company, and (vii) Newco will exercise the Call Right (as defined in the Call Agreement) and acquire the Call Shares (as defined in the Call Agreement) from the Call Stockholders, in each case, as more fully described below.

         The consummation of the Exchange Offer, the Preliminary Transactions, the transfer of the Call Agreement, and the exercise of the Call Right will be conditioned upon satisfaction of customary terms and

-----------------------

(1) The proposed terms and conditions set forth in this term sheet are intended merely as an outline of certain material terms of a potential transaction and are provided for discussion purposes only and do not constitute an offer, agreement or binding commitment by or on behalf of any party. This term sheet does not include descriptions of all of the terms, conditions and other provisions that would be contained in definitive documentation relating to the proposed Transaction and is not intended to limit the scope of discussion and negotiation of any matters not consistent with the specific matters set forth herein. This term sheet assumes the accuracy of all information regarding the debt and equity capitalization of the Company that has been publicly disclosed. In addition, this term sheet is subject to tax, accounting and Delaware counsel review by both NBCU and CLP. This term sheet is not a binding obligation to consummate the proposed Transaction. Any such obligation will be created only be definitive agreements, the provisions of which will supersede this term sheet.

          conditions, including the execution of definitive transaction documents mutually acceptable to the parties (the "Definitive Transaction Documents"), absence of a MAC, absence of any material litigation seeking to restrain or materially alter the Transaction (which condition shall only be for the benefit of CLP and NBCU), receipt of FCC approval (except as otherwise provided below with respect to the transfer of the Call Agreement), entry into satisfactory arrangements with management, approval, to the reasonable satisfaction of CLP, by the Company's Compensation Committee of any agreements, benefits or payments to be made to management in connection with the Transactions, including the Newco Tender Offer, sufficient to satisfy the safe harbor contained in Rule 14d-10 of the Exchange Act, approval of the Transaction by the board of directors of the Company (the "Board"), including approval of CLP and/or Newco as a permitted transferee, and satisfaction of each of the conditions to, and simultaneous consummation of, all the other transactions contemplated hereby (other than the Company Tender Offer and the Newco Tender Offer). The Company Tender Offer and the Newco Tender Offer will be subject to the satisfaction of the more limited number of conditions described below.

   B.    Transaction Steps
         -----------------

          1. As promptly as practicable following agreement on this Term Sheet, NBCU and CLP will propose the Transaction to the Company and seek approval of the Transaction by the Board. As part of approving the Transaction, the Board will also approve CLP as a permitted transferee of the Call Right.

          2. CLP and NBCU will work in good faith with the Company to prepare and execute the Definitive Transaction Documents as promptly as practicable.

          3. As promptly as practicable upon proposing the Transaction to the Board, Newco and the Call Stockholders will apply for long-form FCC approval.

          4. As promptly as practicable following CLP becoming a permitted transferee pursuant to the Call Agreement, CLP and/or Newco will make any necessary HSR filings.

          5. Upon Board approval of the Transaction, the Company will seek from its senior lenders (i) an amendment to increase the Restricted Payment basket to $70,000,000 and (ii) confirmation that the Transaction does not trigger the Change of Control put. If the amendment of the Restricted Payment basket is not obtained, the funding of the Company Tender Offer will be structured as set forth below in section C(3)(d). This term sheet assumes that the Change of Control put does not apply. If confirmation is not obtained, the Transaction may be restructured such that NBCU retains $250,000,000 of Series B Preferred at all times and NBCU and CLP will enter into an agreement designed to achieve the relative economics between CLP and NBCU with respect to their investment in the Company that would have resulted if NBCU's investment in the Series B Preferred has been restructured in the manner contemplated herein.

          6. Upon the earlier of (x) receipt of FCC approval and (y) May 6, 2007 (such date, the "Commencement Date"), the Call Agreement will be transferred to Newco. Simultaneously with such transfer, Newco will exercise the Call Right, the

               Company will commence the Company Tender Offer and the Exchange Offer, and Newco will commence the Newco Tender Offer.

          7. Upon satisfaction of all conditions, including, if not satisfied prior to the Commencement Date, receipt of FCC approval, the Newco Tender Offer, the Call Right, the Company Tender Offer, the Exchange Offer and the Preliminary Transactions will all close simultaneously (provided the requisite periods for the various offers have been satisfied); provided, however, if FCC approval has not been received by June 15, 2007, the Company Tender Offer and the Newco Tender Offer will close, notwithstanding that FCC approval has not been received, but subject to the satisfaction of the other conditions to the Company Tender Offer and the Newco Tender Offer.

   C.    The Transactions.
         ----------------

          1.   Formation of Newco
               ------------------

               a. Newco will be a newly formed entity owned by affiliates of CLP and will be structured to comply with FCC rules. Newco's owners shall provide binding commitments to capitalize Newco with sufficient financing to consummate the purchase of Subordinated Debt (and, to the extent necessary, Series A-1 Convertible Preferred), the Newco Tender Offer, the exercise of the Call Right and the payment of any amounts required to be paid pursuant to the Non-Compete Agreements (as defined below), after application of the Escrow Amount (as described below).

          2.   The Call Right.
               --------------

               a. On the Commencement Date, (i) NBCU will exchange with the Company $200,000,000 in face amount of Series B Preferred for $200,000,000 in face amount of a new series of Company preferred stock with terms identical to the Series B Preferred but which shall not be convertible (the "Series D Non-Convertible Preferred"), as described on Schedule F, and
                    (ii) NBCU will assign the Call Agreement and transfer $200,000,000 in face amount of Series D Non-Convertible Preferred to Newco. Newco will agree to issue to NBCU the NBCU Option I (as described in section C(7)(a) below) upon the Call Closing (as defined in the Call Agreement).

               b. On the Commencement Date, NBCU will also irrevocably assign and transfer to Newco, subject to receipt of FCC approval by Newco, the rights to the proceeds of the escrow account (the "Escrow Amount") established pursuant to the Escrow Agreement among the Call Stockholders, NBCU and the Bank of New York, dated November 7, 2005 and, subject to receipt of FCC approval by Newco, Newco will assume the payment obligations of NBCU to the Company, Mr. Paxson and Mr. Goodman under the Paxson Consulting and Noncompetition Agreement between the Company, Mr. Paxson and NBCU, dated as of November 7,

                    2005 (the "Paxson Non-Compete Agreement"), and the Goodman Noncompetition Agreement between NBCU and Mr. Goodman, dated as of November 7, 2005 (the "Goodman Non-Compete Agreement," and, together with the Paxson Non-Compete Agreement, the "Non-Compete Agreements").

               c.   Newco will simultaneously exercise the Call Right.

               d. The Call Right will close upon receipt of FCC and other regulatory approvals (provided the requisite periods for the various offers have expired).

                    i. At the closing of the exercise of the Call Right, Newco will pay $6,274,141 to the Call Stockholders pursuant to the terms of the Call Agreement, $2,000,000 to the Company and $3,000,000 to Mr. Paxson pursuant to the Paxson Non-Compete Agreement, and $2,250,000 to Mr. Goodman pursuant to the Goodman Non-Compete Agreement. Newco will use the Escrow Amount (including accrued interest) to partially satisfy these amounts.

                    ii. At the closing of the exercise of the Call Right, the Call Stockholders shall immediately transfer all of their Class A Common Stock and Class B Common Stock to Newco.

                    iii. Simultaneously with the closing of the exercise of the
                         Call Right, that certain PMC Management and Proxy Agreement, dated November 7, 2005, shall terminate.

          3.   Company Tender Offer
               --------------------

               a. On the Commencement Date, the Company will commence a tender offer (the "Company Tender Offer") for all of the Class A Common Stock. Holders of Ineligible Shares will not tender their Class A Common Stock. CLP will agree not to tender the 2,728,531 shares of Class A Common Stock it currently holds in physical form.

               b. The Company Tender Offer and the financing thereof will be made in compliance with all applicable laws and will be subject only to those conditions contained in the Newco Tender Offer. The Company Tender Offer will be made on economic terms identical to the Newco Tender Offer described in section C(4) below, provided, however, the offer price in the Company Tender Offer will be $0.01 higher than the offer price in the Newco Tender Offer.

               c. The Company Tender Offer shall expire simultaneously with the Newco Tender Offer (as defined below) (the "Initial Offer Period"), provided, that, the Company Tender Offer may be extended as necessary to obtain any required regulatory approvals. The Company Tender Offer may also be extended with the consent of CLP and NBCU for an unlimited number of subsequent periods ("Subsequent Periods"). Promptly after the expiration of the Initial Offer Period and during any Subsequent Period, the Company shall unconditionally accept for payment and pay for, in accordance with the terms of the Company Tender Offer, all of the shares of Class A Common Stock validly tendered pursuant to the Company Tender Offer and not validly withdrawn.

               d. On each closing of the Company Tender Offer (whether after the Initial Offer Period or a Subsequent Period), CLP will purchase subordinated debt (the "Subordinated Debt"), as described on Schedule A, in an aggregate principal amount equal to the amount necessary to fund the purchase of shares under the Company Tender Offer; provided, that, (i) if the amendment to increase the senior debt Restricted Payment basket is not obtained, CLP will purchase Series A-1 Convertible Preferred (as defined below) for any amount required to be funded in excess of the amount available in the senior debt Restricted Payment basket, but excluding any amounts required to be purchased pursuant to clause (ii), and (ii) CLP will purchase Series A-1 Convertible Preferred in an amount equal to $0.01 multiplied by the number of shares accepted for payment in the Company Tender Offer.

          4.   Newco Tender Offer.
               ------------------

               a. Simultaneous with the Company Tender Offer, Newco will commence a tender offer (the "Newco Tender Offer") for the Class A Common Stock. Holders of Ineligible Shares and CLP will not tender their Class A Common Stock into the Newco Tender Offer.

               b. The Newco Tender Offer and the financing thereof will be made in compliance with all applicable laws and will be conditioned only on those conditions permitted under the Call Agreement and the Stockholder Agreement, including that the consummation of the Newco Tender Offer is not prohibited by applicable law. The Newco Tender Offer will be made on economic terms set forth in section 3.5(c) of the Stockholder Agreement.

               c. The Newco Tender Offer shall expire 20 business days following the commencement of the Newco Tender Offer or such other date as the Company and Newco shall agree and Newco shall, promptly after the expiration of the Newco Tender Offer, unconditionally pay for all of the shares of Class A Common Stock validly tendered pursuant to the Newco Tender Offer and not validly withdrawn. The consummation of the Newco Tender Offer shall satisfy the obligations of NBCU under the Stockholder Agreement and NBCU shall not thereafter be obligated to surrender to the Company any Series B Preferred pursuant to section 3.6 of the Stockholder Agreement.

               d. Upon conclusion of the Newco Tender Offer, the Company will grant Newco a right to put all of the shares of Class A common stock it acquired in the Newco Tender Offer to the Company at a price equal to the Newco Tender Offer price, such price to be paid in cash, funded through the sale of Subordinated Debt to CLP to the extent permitted under the senior debt Restricted Payment basket, or if not so permitted, through the issuance of Series A-1 Convertible Preferred. Such put shall be exercisable in the event that the EBITDA of the Company for the last twelve months ending December 31, 2007, or each of the 12 quarters thereafter, does not meet or exceed specified EBITDA targets.

               e. If for any reason the Company Tender Offer, the Exchange Offer and the Preliminary Transactions do not close, then NBCU shall grant Newco an option to purchase Series B Preferred with a face amount equal to the product of (1) a fraction, the numerator of which is the aggregate purchase price paid by Newco in the Newco Tender Offer and the denominator of which is the aggregate of the number of shares outstanding prior to the closing of the Newco Tender Offer and Company Tender Offer less the sum of the Ineligible Shares plus 6,126,868 shares multiplied by the Newco Tender Offer price multiplied by (2) $150,000,000. The exercise price of their option will be equal to (i) the aggregate number of shares of Class A common stock acquired in by Newco in the Newco Tender offer multiplied by (ii) the Newco Tender Offer price. Newco shall be permitted to pay such exercise price in either cash or shares of Class A common stock, at Newco's discretion.

          5.   The Exchange Offer.
               ------------------

               a. On the Commencement Date, subject to section C(5)(b) and section C(5)(c) below, (i) CLP will exchange $104,948,971 in the aggregate of CLP 14-1/4% Preferred and CLP 9-3/4% Preferred (face plus all accrued amounts, including amounts accrued thereon through December 31, 2006) for an equal aggregate principal amount of convertible subordinated debt (the "Convertible Subordinated Debt"),(2) as described on Schedule B, and (ii) NBCU will exchange (together with the CLP exchange, the "Contingent Exchange") its $375,000,000 in face amount of Series B Preferred for an equal principal amount of Convertible Subordinated Debt. In the Contingent Exchange, all of the CLP 14-1/4% Preferred will be exchanged before any of the CLP 9-3/4% Preferred are exchanged and to the extent that the amount of the Contingent Exchange is reduced pursuant to C(5)(c) below, the CLP 9-3/4% Preferred will be excluded from the Contingent Exchange before any CLP 14-1/4% Preferred is excluded from the Contingent Exchange.

               b. Subject to section C(5)(c) below, the Exchange Offer will provide the holders of (i) $475,252,056 in face amount(3) of 14-1/4% Preferred with the opportunity to exchange such 14-1/4% Preferred for Subordinated Debt in

------------------------
(2)      Total Convertible Subordinated Debt would be approximately
         $480,000,000.
(3) As of December 31, 2006, based on May 15, 2006 amounts, the last date dividends were declared by the Board. This amount excludes the CLP 14-1/4% Preferred.

                    the principal amount of $332,676,439 and (ii) $164,292,539 in face amount(4) of 9-3/4% Preferred with the opportunity to exchange such 9-3/4% Preferred for Subordinated Debt in the principal amount of $65,717,016; provided that, to the extent the holders of the 14-1/4% Preferred do not exchange into Subordinated Debt, the amount of Subordinated Debt offered to holders of the 9-3/4% Preferred will increase, on a sliding scale basis, up to $73,931,643. The holders who validly exchange will consent to, among other things, the amendment of the existing certificates of designation governing the 14-1/4% Preferred and the 9-3/4% Preferred to eliminate all restrictive covenants, change of control rights, and voting rights (with respect to the 9-3/4% Preferred) contained therein.

               c. Should at least 90% of the 14-1/4% Preferred Stock and at least 90% of the 9-3/4% Preferred Stock validly exchange in the Exchange Offer, CLP and NBCU will remain in their existing positions and will not effectuate the Contingent Exchange described in section C(5)(a) above and such existing positions will be restructured as set forth in section C(6) below. If less than 90% of each of the 14-1/4% Preferred and the 9-3/4% Preferred validly exchange in the Exchange Offer, the amount of the Contingent Exchange described in section C(5)(a) above will be reduced pro-rata, on a sliding scale basis, in accordance with the methodology detailed on Schedule G(1).

          6.   The Preliminary Transactions
               ----------------------------

               a. Immediately following the consummation of the Exchange Offer, to the extent the Contingent Exchange is not effectuated or has been reduced pursuant to section C(5)(c) above, CLP will exchange its remaining (i) CLP 14-1/4% Preferred (face plus all accrued amounts thereon through December 31, 2006) for an equal face amount of 8% Series A-1 Mandatorily Convertible Preferred Stock due 2013 (the "Series A-1 Convertible Preferred") and (ii) CLP 9-3/4% Preferred (face plus all accrued amounts, including amounts accrued thereon through December 31, 2006) for an equal face amount of 8% Series A-2 Mandatorily Convertible Preferred Stock due 2013 (the "Series A-2 Convertible Preferred," and together with the Series A-1 Convertible Preferred, the "Series A Convertible Preferred"), as described on Schedule C.

               b. Immediately following the consummation of the Exchange Offer, regardless of whether the Contingent Exchange occurs,
                    (i) CLP will exchange its $200,000,000 of Series D Non-Convertible Preferred it received from NBCU as described in section C(2)(a) for $200,000,000 in face amount of 8% Series C Mandatorily Convertible Preferred Stock due


-----------------------
(4) As of December 31, 2006, based on September 30, 2006 amounts, the last date dividends were declared by the Board. This amount excludes the CLP 9-3/4% Preferred.

                    2013 (the "Series C Convertible Preferred"), as described on Schedule E, and (ii) NBCU will exchange $31,070,000 of Series B Preferred for an equal face amount of Series C Convertible Preferred.

               c. Immediately following the consummation of the Exchange Offer, to the extent that the Contingent Exchange is not effectuated or has been reduced pursuant to section C(5)(c) above, NBCU will exchange its remaining Series B Preferred for an equal face amount of Series B Mandatorily Convertible Preferred Stock due 2013 (the "Series B Convertible Preferred"), as described on Schedule D. Upon consummation of this step of the Transaction, no Series B Preferred will remain outstanding.

               d. Immediately following the consummation of the Exchange Offer, NBCU will transfer Convertible Subordinated Debt to CLP in accordance with the methodology detailed on Schedule G(2).

               e. NBCU and Newco will enter into an agreement under which the relative seniority of Series A Convertible Preferred over Series B Convertible Preferred will be effectively eliminated and the seniority of Series A-1 Convertible Preferred received by CLP for funding the Company Tender Offer or received upon exercise of the put right described in section C(4)(d) will be addressed. Under the agreement, NBCU will transfer to CLP (i) the economic benefit it realizes and (ii) an amount equal to one half of the amount of economic shortfall CLP experiences (after giving effect to clause (i)), in each case as a result of CLP receiving any Series A-1 Convertible Preferred instead of subordinated debt for funding the Company Tender Offer (excluding the $0.01 premium) or upon exercise of the put right described in section C(4)(d).

          7.   NBCU Options.
               ------------

               a. NBCU Option I: As set forth in section C(2)(a) above, Newco will grant NBCU an option (the "NBCU Option I") to purchase the shares of Class A Common Stock and Class B Common Stock owned by Newco (and formerly owned by the Call Shareholders), as described on Schedule H. The Definitive Transaction Documentation shall contain provisions that prohibit (i) the transfer by CLP of the shares of Class A Common Stock and Class B Common Stock underlying the NBCU Option I, (ii) the issuance by the Company of any share of Class B Common Stock other than pursuant to the exercise of the NBCU Option II (as defined below) or (iii) the entry into any agreement or arrangement by CLP or the Company with respect to a change of control or other extraordinary corporate transaction of the Company, in each case, prior to the earlier of the business day following (A) the six (6) month anniversary of the Call Closing or (B) the Delisting Date.

               b. NBCU Option II: NBCU will irrevocably waive its right to any accrued dividends on its Series B Preferred in exchange for an option to acquire shares of Class B Common Stock (the "NBCU Option II") from the Company, as described on Schedule I.

               c.   CLP Put Right and NBCU Call Right: If at any time, either
                    (i) NBCU, (ii) a group (as such term defined in Rule 13d-3 under the Exchange Act) comprised of NBCU and a holder of the NBCU Option I, the NBCU Option II, or other Company securities transferred by NBCU or (iii) any third party (other than CLP) that received the Company securities from NBCU acquires securities representing more than 50% of the voting power of the Company outstanding at such time (the "Trigger Event"), Newco will have the right, subject to the receipt of any required FCC approval, to put all its Subject Securities (as defined in Schedule J) to NBCU as described on Schedule J. If CLP does not exercise the put right, NBCU will have a right to call such securities as described on Schedule J.

          8.   CLP Warrants.
               ------------

               a. The securities held by NBCU will permit and expressly contemplate that the Company will issue to CLP warrants representing 100,000,000 shares of Class A Common Stock, as described on Schedule K.

         9.    NBCU Right of First Offer and Last Offer
               ----------------------------------------

               a. CLP may seek to transfer any of its Subject Securities, at any time subject to the following conditions: CLP shall deliver to NBCU a written notice (the "First Offer Notice"), which shall (i) state CLP's intention to seek to transfer Subject Securities, the amount to be transferred, and the proposed sale price thereof and (ii) offer to NBCU the right to acquire all of such Subject Securities at the proposed purchase price and upon the terms and subject to the conditions of the proposed transfer as set forth in the First Offer Notice (the "First Offer"), provided, that, the First Offer must be accepted on an all or nothing basis. NBCU, or a third party designated by NBCU, shall have a right, for a period of twenty (20) days after delivery of the First Offer Notice (the "Acceptance Period") to accept the First Offer at the purchase price and upon the terms and subject to the conditions as set forth in the First Offer. Upon acceptance of the First Offer during the Acceptance Period, subject to the receipt of any necessary FCC or other regulatory approvals, NBCU or its designee shall have thirty
                    (30) days from the acceptance of the First Offer to consummate the transaction to purchase the Subject Securities. If NBCU or its designee shall fail to accept, or shall reject in writing, the First Offer, then CLP may transfer the Subject Securities at a price and on terms not more favorable to the purchaser thereof than the price and terms stated in the First Offer Notice, at any time within one hundred eighty (180) days from the expiration of the Acceptance Period; provided, that, CLP shall, upon receipt of a bona fide offer (the "Last Offer") from a third party with respect to the Subject Securities, promptly deliver to NBCU a written notice (the "Last Look Notice"), which shall identify such third party making the Last Offer and state the proposed offer price thereof, the form of consideration proposed to be paid and all other material terms and conditions of the Last Offer, and NBCU or its designee shall have a right, for a period of 10 business days upon receipt of the Last Look Notice (the "Last Acceptance Period"), to offer to purchase the Subject Securities at the proposed offer price and upon the terms and subject to the conditions of the proposed offer as set forth in the Last Offer. Upon acceptance of the Last Offer during the Last Acceptance Period, NBCU or its designee shall have thirty (30) days from the acceptance of the Last Offer to consummate the transaction to purchase the Subject Securities. The Right of First Offer and Last Offer will terminate upon the earlier of (i) the termination or expiration of the NBCU Option I or NBCU Option II, (ii) the transfer of the NBCU Option I or NBCU Option II to a third party, other than any party or parties acting as a part of a group with NBCU, or (iii) the transfer by NBCU to one or more third parties, other than any party or parties acting as a part of a group with NBCU, of securities representing, in the aggregate, more than 10% of the total voting power of the Company on a fully diluted basis immediately following the consummation of the Transaction; provided, that, if NBCU transfers to one or more third parties, other than any party or parties acting as a part of a group with NBCU, securities representing, in the aggregate, in excess of 5%, but not more than 10%, of the total voting power of the Company on a fully diluted basis immediately following the consummation of the Transaction, NBCU shall have the Right of First Offer only. The Right of First Offer and Last Offer shall not bind any transferee of the Subject Security who acquires such securities from CLP after compliance with this paragraph. For the avoidance of doubt, CLP may pledge the Subject Securities without being subject to the Right of First Offer and Last Offer so long as the Right of First Offer and Last Offer shall apply to any transfer of such pledged Subject Securities by the pledgee thereof.

               b. Notwithstanding the foregoing, for any transaction with an aggregate total of $5,000,000 or less, but in no event exceeding an aggregate total of $75,000,000 in any calendar year (as measured by face amount of Subject Securities and assuming a value of $0.75 per share for Class A Common Stock), CLP may seek to transfer any of its Subject Securities at any time subject to the following conditions:
                    CLP shall deliver to NBCU a written notice (the "De Minimis First Offer Notice"), which shall (i) state CLP's intention to seek to transfer Subject Securities, the amount to be transferred, and the proposed sale price thereof and (ii) offer to NBCU the right to acquire all of such Subject Securities at the proposed purchase price and upon the terms and subject to the conditions of the proposed transfer as set forth in the De Minimis First Offer Notice (the "De Minimis First Offer"), provided, that, the De Minimis First Offer must be accepted on an all or nothing basis. NBCU, or a third party designated by NBCU, shall have a right, for a period of five (5) business days after delivery of the De Minimis First Offer Notice (the "De Minimis Acceptance Period") to accept the De Minimis First Offer at the purchase price and upon the terms and subject to the conditions as set forth in the De Minimis First Offer. Upon acceptance of the De Minimis First Offer during the De Minimis Acceptance Period, NBCU or its designee shall have thirty (30) days from the acceptance of the De Minimis First Offer to consummate the transaction to purchase the Subject Securities. If NBCU or its designee shall fail to accept, or shall reject in writing, the De Minimis First Offer, then CLP may transfer the Subject Securities at a price and on terms not more favorable to the purchaser thereof than the price and terms stated in the De Minimis First Offer Notice, at any time within ninety (90) days from the expiration of the De Minimis Acceptance Period. For the avoidance of doubt, CLP will not be obligated to provide NBCU with a Last Look Notice for Subject Securities that were subject to a De Minimis First Offer Notice.

   D.    Subsequent Transactions.
         -----------------------

          1.   Delisting
               ---------

               a. If possible, based on the number of shares outstanding and the number of record holders of Class A Common Stock, the Company shall delist and deregister the Class A Common Stock following the consummation of the Company Tender Offer and the Newco Tender Offer.

          2.   Merger
               ------

               a. If not all outstanding shares of Class A Common Stock are tendered in the Company Tender Offer and the Newco Tender Offer, the remaining shares of Class A Common Stock (other than the shares owned by CLP) will be acquired through a long-form merger under Delaware law. In the merger, outstanding employee options and restricted stock units will be rolled over into new securities of the surviving entity. The Transaction will be conditioned upon the approval by the current Board of the terms of such merger.

          3.   New Board
               ---------

               a. As promptly as practicable following the closing of the Call Right, the members of the Board will resign and Newco will elect new members to the Board.

          4.   Increase of Authorized Shares
               -----------------------------

               a. In connection with the Transaction, the Company's certificate of incorporation will be amended to increase the number of authorized shares of Class A, Class B and Class C Common Stock to allow for the issuance of such stock upon the conversion of Series A Convertible Preferred, Series B Convertible Preferred and Series C Convertible Preferred.

   E.    Fees and Expenses
         -----------------

          1. If the Board does not approve the Transaction or the Transaction does not close, each of the parties will be responsible for its own expenses.

          2. If the Transaction closes, the Company will pay the reasonable fees and expenses incurred by all of the parties to the Transaction.

   F.    Due Diligence
         -------------

          1. The Company will provide CLP and its representatives with an opportunity to (i) meet with the Chief Executive Officer and the Chief Financial Officer of the Company to further understand the Company's current business plan and forecast for 2007, including access to internal financial models and (ii) conduct tax, accounting and legal due diligence of the Company, which CLP expects would be completed not more than two weeks after being provided access by the Company.

                                                                      Schedule A


                      Term Sheet for the Subordinated Debt
                      ------------------------------------

Issuer             ION.

Initial Holders    CLP and the former holders of 14-1/4% Junior Exchangeable
                   Preferred Stock and 9-3/4% Convertible Preferred Stock.

Ranking Junior to the First Priority Term Loans due 2012, the First Priority Senior Secured Floating Rate Notes due 2012 and the Second Priority Senior Secured Floating Rate Notes due 2013 (the "Senior Debt Securities") and pari passu with the Convertible Subordinated Debt.

Maturity           July 2013.

Interest 12% annual simple interest coupon, payable quarterly in arrears, in cash or additional Subordinated Debt, at ION's option.

Call Protection    Subordinated Debt shall not be callable prior to maturity.

Conversion         Subordinated Debt shall not be convertible.

Transferability    Subordinated Debt shall be freely transferable, subject to applicable securities laws.

Other Terms        The indenture shall contain customary covenants and events of default provisions to be negotiated by the parties and shall be consistent with the indentures for the Senior Debt
                   Securities.

                                                                      Schedule B

                Term Sheet for the Convertible Subordinated Debt
                ------------------------------------------------




Issuer                   ION.

Initial Holder           CLP and NBCU.

Ranking Junior to the Senior Debt Securities and pari passu with the Subordinated Debt.

Maturity                 July 2013.

Interest 8% annual simple interest coupon, payable quarterly in arrears, in cash or additional Convertible Subordinated Debt, at ION's option.

Call Protection          Convertible Subordinated Debt shall not be callable
                         prior to maturity.

Optional                 Convertible Subordinated Debt shall be convertible at
Conversion               any time, at the holder's option, into shares of Class
                         A Common Stock at a conversion price of $0.75 per share of Class A Common Stock.

Mandatory                Convertible Subordinated Debt shall be converted into
Conversion               shares into shares of Class A Common Stock, or, in the
                         case of Convertible Subordinated Debt issued to NBCU, at NBCU's option, an equal number of Class C Common
                         Stock, upon the earliest of: (i) in the event shares of Class A Common Stock are traded on a national stock exchange, the trading price for fifteen (15) consecutive trading days of Class A Common Stock on such exchange is equal to or greater than $0.75 per share, increasing at a rate per annum of 8% from the issuance of Convertible Subordinated Debt through the date of conversion (the "Mandatory Conversion Price"),
                         (ii) the issuance by ION of Class A Common Stock at an issue price per share equal to or greater than the Mandatory Conversion Price with an aggregate consideration of no less than $100,000,000 in such issuance, or (iii) a nationally recognized investment bank chosen by the Company pursuant to Board action values a share of Class A Common Stock at an amount equal to or greater than the Mandatory Conversion
                         Price.

Adjustments              The conversion prices shall be subject to customary
to Conversion            adjustments for stock splits, dividends,
Price                    recapitalizations, below market issues and similar
                         events.

Registration Rights      The holders of Convertible Subordinated Debt shall
                         enter into a registration rights agreement with ION, pursuant to which the holders shall have demand rights, and piggyback rights and other customary terms to be negotiated by the parties in the event of a conversion of Convertible Subordinated Debt into Class A Common
                         Stock.

Transferability          Convertible Subordinated Debt shall be freely
                         transferable, subject to applicable securities laws and in the case of Convertible Subordinated Debt issued to CLP, the NBCU Right of First Offer and Last Offer.

                                                                      Schedule B


Other Terms              The indenture shall contain customary covenants and
                         events of default provisions to be negotiated by the parties and shall be consistent with the indentures of the Senior Debt Securities. The Convertible
                         Subordinated Debt shall include customary minority protections for the benefit of NBCU and CLP.

                                                                      Schedule C


             Term Sheet for the Series A Convertible Preferred Stock
             -------------------------------------------------------


Issuer                   ION.

Initial Holder           CLP.

Ranking The Series A-1 Convertible Preferred Stock and the A-2 Convertible Preferred Stock (collectively, the "Series A Convertible Preferred") will be junior to the Senior Debt Securities, the Subordinated Debt and the Convertible Subordinated Debt, senior to the Series B Convertible Preferred, the Series C Convertible Preferred and the 9-3/4% Preferred, and pari passu with the 14-1/4% Preferred.

Maturity                 August 2013.

Liquidation              The liquidation preference for each share of Series A
Preference               Convertible Preferred shall be the greater of (i)
                         $10,000 per share plus any accumulated and unpaid dividends from the issue date through and including the date of liquidation and (ii) the aggregate amount per share payable upon liquidation to the holders of shares of Class A Common Stock multiplied by the number of shares of Class A Common Stock into which each share of Series A Convertible Preferred would be convertible.

Dividend As and if declared by the Board, the greater of (determined on a cumulative basis from the issuance date of the Series A Convertible Preferred to the date of such determination), (x) 8% annual simple dividend, payable quarterly in arrears, in cash, which amounts shall accrue to the extent not paid in cash, and (y) the aggregate dividends per share paid on Class A Common Stock, multiplied by the number of shares of Class A Common Stock into which each share of Series A Convertible Preferred would be convertible.

Call Protection          Series A Convertible Preferred shall not be callable
                         prior to maturity.

Optional Conversion      Series A Convertible Preferred shall be convertible at
                         any time, at the holder's option, into Class A Common
                         Stock at a conversion price of $0.75 per share of Class
                         A Common Stock.

                                                                      Schedule C

Mandatory Conversion     The outstanding shares of Series A Convertible
                         Preferred shall be converted into shares of Class A
                         Common Stock upon the earliest of: (i) in the event shares of Class A Common Stock are traded on a national stock exchange, the trading price for fifteen (15) consecutive trading days of Class A Common Stock on such exchange is equal to or greater than $0.75 per share, increasing at a rate per annum of 8% from the date of the closing of the exchange offer through the date of conversion (the "Mandatory Conversion Price"),
                         (ii) the issuance by ION of Class A Common Stock at an issue price per share equal to or greater than the Mandatory Conversion Price with an aggregate consideration of no less than $100,000,000 in such issuance, or (iii) a nationally recognized investment bank chosen by the Company pursuant to Board action values a share of Class A Common Stock at an amount equal to or greater than the Mandatory Conversion
                         Price.

Adjustments to           The conversion prices shall be subject to customary
Conversion Price         adjustments for stock splits, dividends,
                         recapitalizations, below market issues and similar events.

Voting Holders of shares of Series A Convertible Preferred shall not be entitled to voting rights.

Registration Rights      The holders of Series A Convertible Preferred shall
                         enter into a registration rights agreement with ION, pursuant to which the holders shall have demand rights, and piggyback rights and other customary terms to be negotiated by the parties in the event of a conversion of Series A Convertible Preferred into Class A Common
                         Stock.

Transferability          Series A Convertible Preferred shall be freely
                         transferable, subject to applicable securities laws and the NBCU Right of First Offer and Last Offer.

Other Terms              Except as outlined in this term sheet, the other rights
                         and provisions of Series A Convertible Preferred shall be substantially similar to the Series B Convertible
                         Preferred and the Series A Convertible Preferred shall include customary minority protections for the benefit of CLP.

                                                                      Schedule D

             Term Sheet for the Series B Convertible Preferred Stock
             -------------------------------------------------------

Issuer                   ION.

Initial Holder           NBCU.

Ranking Junior to the Senior Debt Securities, the Subordinated Debt, the Convertible Subordinated Debt, the Series A Convertible Preferred, the 14-1/4% Preferred and the 9-3/4% Preferred, but senior to the Series C Convertible Preferred.

Maturity                 August 2013.

Liquidation              The liquidation preference for each share of Series B
Preference               Convertible Preferred shall be the greater of (i)
                         $10,000 per share plus any accumulated and unpaid dividends from the issue date through and including the date of liquidation and (ii) the aggregate amount per share payable upon liquidation to the holders of shares of Class A Common Stock multiplied by the number of shares of Class A Common Stock into which each share of Series B Convertible Preferred would be convertible.

Dividend As and if declared by the Board, the greater of (determined on a cumulative basis from the issuance date of the Series B Convertible Preferred to the date of such determination), (x) 8% annual simple dividend, payable quarterly in arrears, in cash, which amounts shall accrue to the extent not paid in cash, and (y) the aggregate dividends per share paid on Class A Common Stock, multiplied by the number of shares of Class A Common Stock into which each share of Series B Convertible Preferred would be convertible.

Call Protection          Series B Convertible Preferred shall not be callable
                         prior to maturity.

Optional                 Series B Convertible Preferred shall be convertible at
Conversion               any time, at the holder's option, into Class A Common
                         Stock at a conversion price of $0.75 per share of Class
                         A Common Stock.

                                                                      Schedule D

Mandatory                The outstanding shares of Series B Convertible
Conversion               Preferred shall be converted into shares of Class A
                         Common Stock, or, at NBCU's option, an equal number of shares of Class C Common Stock, upon the earliest of:
                         (i) in the event shares of Class A Common Stock are traded on a national stock exchange, the trading price for fifteen (15) consecutive trading days of Class A
                         Common Stock on such exchange is equal to or greater than $0.75 per share, increasing at a rate per annum of 8% from the date of the closing of the exchange offer through the date of conversion (the "Mandatory
                         Conversion Price"), (ii) the issuance by ION of Class A
                         Common Stock at an issue price per share equal to or greater than the Mandatory Conversion Price with an aggregate consideration of no less than $100,000,000 in such issuance, or (iii) a nationally recognized investment bank chosen by the Company pursuant to Board action values a share of Class A Common Stock at an amount equal to or greater than the Mandatory
                         Conversion Price.

Adjustments to           The conversion prices shall be subject to customary
Conversion Price         adjustments for stock splits, dividends,
                         recapitalizations, below market issues and similar events.

Voting Holders of shares of Series B Convertible Preferred shall not be entitled to voting rights.

Registration Rights      The holders of Series B Convertible Preferred shall
                         enter into a registration rights agreement with ION, pursuant to which the holders shall have demand rights, and piggyback rights and other customary terms to be negotiated by the parties in the event of a conversion of Series B Convertible Preferred into Class A Common
                         Stock.

Transferability          Series B Convertible Preferred shall be freely
                         transferable, subject to applicable securities laws.

Other Terms              Except as outlined in this term sheet, the other rights
                         and provisions of the Series B Convertible Preferred shall be substantially similar to the Series A
                         Convertible Preferred and the Series B Convertible
                         Preferred shall include customary minority protections for the benefit of NBCU.

                                                                      Schedule E


             Term Sheet for the Series C Convertible Preferred Stock
             -------------------------------------------------------

Issuer                   ION.

Holder                   CLP and NBCU.

Ranking Junior to the Senior Debt Securities, the Subordinated Debt, the Convertible Subordinated Debt, the Series A Convertible Preferred, the 14-1/4% Preferred, the 9-3/4% Preferred and the Series B Convertible Preferred.

Maturity                 September 2013.

Liquidation              The liquidation preference for each share of Series C
Preference               Convertible Preferred shall be the greater of (i)
                         $10,000 per share plus any accumulated and unpaid dividends from the issue date through and including the date of liquidation and (ii) the aggregate amount per share payable upon liquidation to the holders of shares of Class A Common Stock multiplied by the number of shares of Class A Common Stock into which each share of Series C Convertible Preferred would be convertible.

Dividend As and if declared by the Board, the greater of (determined on a cumulative basis from the issuance date of the Series C Convertible Preferred to the date of such determination), (x) 8% annual simple dividend, payable quarterly in arrears, in cash, which amounts shall accrue to the extent not paid in cash, and (y) the aggregate dividends per share paid on Class A Common Stock, multiplied by the number of shares of Class A Common Stock into which each share of Series C Convertible Preferred would be convertible.

Call Protection          Series C Convertible Preferred shall not be callable
                         prior to maturity.

Optional                 Series C Convertible Preferred shall be convertible at
Conversion               any time, at the holder's option, into Class A Common
                         Stock at a conversion price of $0.75 per share of Class
                         A Common Stock.

                                                                      Schedule E

Mandatory                The outstanding shares of Series C Convertible
Conversion               Preferred shall be converted into shares of Class A
                         Common Stock or, in the case of Series C Convertible
                         Preferred issued to NBCU, at NBCU's option, an equal number of shares of Class C Common Stock, upon the earliest of: (i) in the event shares of Class A Common
                         Stock are traded on a national stock exchange, the trading price for fifteen (15) consecutive trading days of Class A Common Stock on such exchange is equal to or greater than $0.75 per share, increasing at a rate per annum of 8% from the date of the closing of the exchange offer through the date of conversion (the
                         "Mandatory Conversion Price"), (ii) the issuance by ION of Class A Common Stock at an issue price per share equal to or greater than the Mandatory Conversion Price with an aggregate consideration of no less than $100,000,000 in such issuance, or (iii) a nationally recognized investment bank chosen by the Company pursuant to Board action values a share of Class A
                         Common Stock at an amount equal to or greater than the Mandatory Conversion Price.

Adjustments to           The conversion prices shall be subject to customary
Conversion Price         adjustments for stock splits, dividends,
                         recapitalizations, below market issues and similar events.

Voting Holders of shares of Series C Convertible Preferred shall not be entitled to voting rights.

Registration Rights      The holders of Series C Convertible Preferred shall
                         enter into a registration rights agreement with ION, pursuant to which the holders shall have demand rights, and piggyback rights and other customary terms to be negotiated by the parties in the event of a conversion of Series C Convertible Preferred into Class A Common
                         Stock.

Transferability          Series C Convertible Preferred shall be freely
                         transferable, subject to compliance with securities laws and in the case of Series C Convertible Preferred issued to CLP, the NBCU Right of First Offer and Last
                         Offer.

Other Terms              The Series C Convertible Preferred shall include
                         customary minority protections for the benefit of NBCU and CLP.

                                                                      Schedule F



           Term Sheet for the Series D Non-Convertible Preferred Stock
           -----------------------------------------------------------

Issuer                   ION.

Holder                   NBCU.

Ranking Junior to the Senior Debt Securities, the Subordinated Debt, the Convertible Subordinated Debt, the Series A Convertible Preferred, the 14-1/4% Preferred, the 9-3/4% Preferred, the Series B Convertible Preferred but senior to the Series C Convertible Preferred.

Maturity                 August 2013.

Liquidation              The liquidation preference for each share of Series D
Preference               Non-Convertible Preferred shall be the greater of
                         $10,000 per share plus any accumulated and unpaid dividends from the issue date through and including the date of liquidation.

Dividend As and if declared by the Board, 8% annual simple dividend payable quarterly in arrears in cash.

Call Protection          Series D Non-Convertible Preferred shall not be
                         callable prior to maturity.

Conversion               Series D Non-Convertible Preferred shall not be
                         convertible at any time.

Voting Holders of shares of Series D Non-Convertible Preferred shall not be entitled to voting rights.

Registration Rights      The holders of Series D Non-Convertible Preferred shall
                         enter into a registration rights agreement with ION, pursuant to which the holders shall have demand rights, piggyback rights and other customary terms to be negotiated by the parties.

Transferability          Series D Non-Convertible Preferred shall be freely
                         transferable, subject to applicable securities laws.

Other Terms              Except as outlined in this term sheet, the other rights
                         and provisions of the Series D Non-Convertible
                         Preferred shall be substantially similar to the Series
                         B Convertible Preferred and the Series D
                         Non-Convertible Preferred shall include customary minority protections for the benefit of CLP.

                                                                      Schedule G

   Exhibit 1. Composition of Subordinated Debt, Convertible Subordinated Debt, 14-1/4% Preferred, 9-3/4% Preferred, Series A Convertible Preferred, and
     Series B Convertible Preferred, Subject to the Exchange Offer and the
                            Preliminary Transactions

                           [See attached spreadsheet]

     Exhibit 2. Transfer of Convertible Subordinated Debt from NBCU to CLP, Subject to the Exchange Offer and the Preliminary Transactions

                           [See attached spreadsheet]

                                                   Schedule G(1)

--------------------------- -------------------------------------------------------------------------------------------------------
       % Exchanged                                                     Subordinated Debt
--------------------------- -------------------------------------------------------------------------------------------------------
   14.25%         9.75%                  CIG              CIG                              14.25%            9.75%
  Preferred     Preferred             Tender         Exchange              NBCU         Preferred        Preferred        Subtotal
-------------- ------------ ----------------- ---------------- ----------------- ----------------- ---------------- ---------------
     0%            0%            $61,114,757     $114,948,971      $365,000,000                $0               $0    $541,063,728
     10%           10%           $61,114,757     $106,581,289      $340,182,185       $33,267,644       $7,311,018    $548,456,892
     20%           20%           $61,114,757      $96,453,265      $309,074,377       $66,535,288      $14,457,744    $547,635,430
     30%           30%           $61,114,757      $86,361,166      $278,094,936       $99,802,932      $21,440,176    $546,813,967
     40%           40%           $61,114,757      $76,304,992      $247,243,862      $133,070,576      $28,258,317    $545,992,504
     50%           50%           $61,114,757      $66,284,744      $216,521,156      $166,338,220      $34,912,165    $545,171,042
     60%           60%           $61,114,757      $56,300,421      $185,926,817      $199,605,863      $41,401,720    $544,349,579
     70%           70%           $61,114,757      $46,352,024      $155,460,845      $232,873,507      $47,726,983    $543,528,116
     80%           80%           $61,114,757      $36,439,552      $125,123,240      $266,141,151      $53,887,953    $542,706,653
     90%           90%           $61,114,757               $0                $0      $299,408,795      $59,884,631    $420,408,183
    100%          100%           $61,114,757               $0                $0      $332,676,439      $65,717,016    $459,508,212
-------------- ------------ ----------------- ---------------- ----------------- ----------------- ---------------- ---------------



--------------------------- ---------------------------------------------------------------------------------------
       % Exchanged                                             Preferred Stock
--------------------------- ---------------------------------------------------------------------------------------
   14.25%         9.75%               14.25%            9.75%               CIG              NBCU
  Preferred     Preferred          Preferred        Preferred          Series A          Series B         Subtotal
-------------- ------------ ----------------- ---------------- ----------------- ----------------- ----------------
     0%            0%           $475,252,056     $164,292,539                $0                $0     $639,544,595
     10%           10%          $427,726,850     $147,863,285        $7,256,571       $25,928,927     $608,775,633
     20%           20%          $380,201,645     $131,434,031       $16,273,484       $58,147,846     $586,057,006
     30%           30%          $332,676,439     $115,004,777       $25,254,472       $90,238,397     $563,174,086
     40%           40%          $285,151,234      $98,575,523       $34,199,534      $122,200,582     $540,126,873
     50%           50%          $237,626,028      $82,146,270       $43,108,671      $154,034,399     $516,915,368
     60%           60%          $190,100,822      $65,717,016       $51,981,883      $185,739,850     $493,539,571
     70%           70%          $142,575,617      $49,287,762       $60,819,169      $217,316,933     $469,999,481
     80%           80%           $95,050,411      $32,858,508       $69,620,530      $248,765,649     $446,295,098
     90%           90%           $47,525,206      $16,429,254      $104,948,971      $375,000,000     $543,903,431
    100%          100%                    $0               $0      $104,948,971      $375,000,000     $479,948,971
-------------- ------------ ----------------- ---------------- ----------------- ----------------- ----------------

                                                   Schedule G(2)
---------------------------- ----------------------------------------- ----------------------------------------- ------------------
        % Exchanged                       Mechanical                                      Economic                 Consideration
---------------------------- -------------------------------------- --------------------------------------------
    14.25%         9.75%        CIG Convertible   NBCU Convertible         CIG Convertible     NBCU Convertible   Transferred From
  Preferred      Preferred    Subordinated Debt  Subordinated Debt       Subordinated Debt    Subordinated Debt        NBCU to CIG
--------------- ------------ ------------------- ------------------ ----------------------- -------------------- ------------------
      0%            0%             $104,948,971       $375,000,000            $114,948,971         $365,000,000        $10,000,000
     10%            10%             $97,692,400       $349,071,073            $106,581,289         $340,182,185         $8,888,889
     20%            20%             $88,675,487       $316,852,154             $96,453,265         $309,074,377         $7,777,778
     30%            30%             $79,694,499       $284,761,603             $86,361,166         $278,094,936         $6,666,667
     40%            40%             $70,749,437       $252,799,418             $76,304,992         $247,243,862         $5,555,556
     50%            50%             $61,840,300       $220,965,601             $66,284,744         $216,521,156         $4,444,444
     60%            60%             $52,967,088       $189,260,150             $56,300,421         $185,926,817         $3,333,333
     70%            70%             $44,129,802       $157,683,067             $46,352,024         $155,460,845         $2,222,222
     80%            80%             $35,328,441       $126,234,351             $36,439,552         $125,123,240         $1,111,111
     90%            90%                      $0                 $0                      $0                   $0                 $0
     100%          100%                      $0                 $0                      $0                   $0                 $0
--------------- ------------ ------------------- ------------------ ----------------------- -------------------- ------------------



          N.B. - To the extent the amount of subordinated debt received by CLP under the CIG Tender section of this Schedule G(1) is less than $61,114,757, CLP will be entitled to modify the exchange ratio of its preferred instruments into convertible subordinated debt such that the incremental capacity in the basket represented by the difference between the $61,114,757 and the amount of subordinated debt received by CLP is filled by the Citadel convertible preferred. Any amount of incremental convertible subordinated debt received by CLP under this provision would reduce the amount of Series A-1 preferred stock otherwise deliverable to CLP in the Transaction.








                                                                      Schedule H


                        Term Sheet for the NBCU Option I
                        --------------------------------

Issuer                   Newco.

Holder                   NBCU.

NBCU Option I            NBCU and Newco shall enter into a call agreement
                         providing for the grant by Newco to NBCU of an option
                         (the "NBCU Option I") to acquire 15,455,062 shares of
                         Class A Common Stock and 8,311,639 shares of Class B
                         Common Stock.

Exercise Price           The exercise price of the NBCU Option I shall be $0.40
                         per share of Class A Common Stock and $0.40 per share of Class B Common Stock, payable in cash.

Option Period            The NBCU Option I shall be exercisable at any time
                         during the five-year period beginning on the earlier of the business day following (i) the six (6) month anniversary of the Call Closing and (ii) the Delisting
                         Date (as such date may be extended, the "NBCU Option I
                         Period").

                         The NBCU Option I shall be renewable by NBCU in five-year increments, provided, that, the CLP Put Right and NBCU Call Right shall automatically be extended to be co-terminus with the NBCU Option I.

Option Exercise          The holder may not exercise the NBCU Option I prior to
                         the later of the business day following (i) the six (6) month anniversary of the date of the grant of the NBCU
                         Option I and (ii) the receipt of FCC approval and any other required Governmental approvals (the "Restricted
                         Period"). After the expiration of the Restricted
                         Period, the holder may exercise the NBCU Option I at any time during the NBCU Option I Period by delivering a notice of exercise to Newco (the "NBCU Option I
                         Exercise Notice").

Option Closing           The closing of the purchase and sale of the shares
                         after the delivery of an NBCU Option I Exercise Notice shall occur as promptly as practicable after the delivery of the NBCU Option I Exercise Notice, subject to the receipt of all requisite third party consents and governmental approvals, including approval of the FCC, provided, that, no option exercise will be valid if the closing has not occurred within eighteen (18) months following the delivery of the NBCU Option I
                         Exercise Notice.

Transferability          After expiration of the Restricted Period, the NBCU
                         Option I shall be freely transferable, subject to applicable FCC and securities laws and the CLP Put
                         Right. The NBCU Option I shall not be transferable during the Restricted Period.

                                                                      Schedule H

Transferability of       CLP may only transfer the shares of Class A Common
Underlying Shares        Stock and Class B Common Stock underlying the NBCU
                         Option I in their entirety in connection with a transfer of all of the Subject Securities owned by CLP or its affiliates at the time of such transfer;
                         provided, however, if shares of Class A Common Stock or Class B Common Stock underlying the NBCU Option I are transferred, such shares shall remain subject to NBCU
                         Option I.

Adjustments to           The exercise price of the NBCU Option I shall be
Exercise Price           subject to customary adjustments for stock splits,
                         dividends, recapitalizations and similar events.

Representations,         The NBCU Option I Call Agreement shall contain
Warranties and           customary representations, warranties and covenants to
Covenants                be negotiated by the parties.

                                                                      Schedule I

                        Term Sheet for the NBCU Option II
                        ---------------------------------

Issuer                   ION.

Holder                   NBCU.

NBCU Option II           NBCU and ION shall enter into a call agreement
                         providing for the grant by ION to NBCU of an option to acquire 26,688,361 shares of Class B Common Stock (the
                         "NBCU Option II").

Exercise Price           The exercise price of the NBCU Option II shall be $0.50
                         per share of Class B Common Stock, payable in cash.

Option Period            The NBCU Option II shall be exercisable at any time
                         during the five-year period beginning on the date of the Call Closing (as such date may be extended, the "NBCU Option II Period").

                         The NBCU Option II shall be renewable in five-year increments, provided, that, (i) the NBCU Option I is also being renewed and (ii) the CLP Put Right and NBCU Call Right shall automatically be extended to be co-terminus with the NBCU Option II.

Option Exercise          The holder may exercise, subject to FCC regulations and
                         any other required Governmental approvals, the NBCU
                         Option II at any time during the NBCU Option II Option
                         Period by delivering a notice of exercise to ION (the
                         "NBCU Option II Exercise Notice").

Option Closing           The closing of the purchase and sale of the shares
                         underlying the NBCU Option II after the delivery of an NBCU Option II Exercise Notice shall occur as promptly as practicable after the delivery of the NBCU Option II
                         Exercise Notice, subject to the receipt of all requisite third party consents and governmental approvals, including approval of the FCC, provided, that, no option exercise will be valid if the closing has not occurred within eighteen (18) months following the delivery of the NBCU Option II Exercise Notice.

Transferability          The NBCU Option II shall be freely transferable,
                         subject to applicable FCC and securities laws and the CLP Put Right.

Adjustments to           The exercise price of the NBCU Option II shall be
Exercise Price           subject to customary adjustments for stock splits,
                         dividends, recapitalizations and similar events.

Reservation for          At all times during the NBCU Option II Period, ION
Issuance                 shall maintain a sufficient number of authorized but
                         unissued shares of Class B Common Stock so that ION shareholder approval is not required in connection with the exercise of the NBCU Option II.

                                                                      Schedule I

Representations,         The NBCU Option II Call Agreement shall contain
Warranties               customary representations, warranties and covenants to
and Covenants            be negotiated by the parties.

                                                                      Schedule J

            Term Sheet for the CLP Put Right and the NBCU Call Right
            --------------------------------------------------------

Term The CLP Put Right and the NBCU Call Right will be effective as long as NBCU Option I or NBCU Option II continues to be outstanding.

CLP Put Right            Upon the occurrence of the Trigger Event, subject to
                         receipt of any required FCC approval, Newco will have the right for 30 days thereafter to put (the "Put
                         Exercise Period") to NBCU all of its (i) Convertible
                         Subordinated Debt, (ii) Series A Convertible Preferred,
                         (iii) Series C Convertible Preferred, (iv) Warrants and
                         (v) Class A Common Stock issued upon conversion or exercise of any of the foregoing securities or currently held by CLP or its affiliates, (excluding, for the avoidance of doubt, shares of Class A Common
                         Stock included in the Call Shares) (collectively, the "Subject Securities") in an amount not to exceed the amount of the Subject Securities owned by CLP immediately following consummation of the Transaction
                         (the "Maximum Amount").

NBCU Call Right          After the Trigger Event, if CLP has not exercised the
                         CLP Put Right during the Put Exercise Period, NBCU will have the right for 30 days after the conclusion of the Put Exercise Period (the "Call Right Period") to call all of the Subject Securities.

Renewable                If CLP does not exercise the CLP Put Right during the
                         Put Exercise Period and NBCU does not exercise the NBCU
                         Call Right during the Call Right Period, the Put
                         Exercise Period and Call Exercise Period will renew on each of the first five (5) anniversaries of the Trigger
                         Event.

Purchase Price           Upon consummation of the CLP Put Right, following
                         receipt of all necessary FCC or other regulatory approvals, NBCU will pay CLP (or its transferee) cash equal to the fair market value of the Subject
                         Securities. Upon exercise of the NBCU Call Right, following receipt of all necessary FCC or other regulatory approvals, NBCU will pay CLP (or its transferee), cash equal to the greater of (x) the accreted amount of the Subject Securities (with no value attributed to the common stock currently held by
                         CLP) plus the conversion price attributed to any common stock obtained by CLP upon conversion or exercise of Subject Securities) and (y) the fair market value of the Subject Securities. The parties will in good faith seek to agree at the time of the put/call on the fair market value of the Subject Securities and if an agreement cannot be reached, the fair market value will be determined by an independent investment banker acceptable to the parties. Fair market value will be determined as of the date of the exercise of the CLP
                         Put Right or the NBCU Call Right, as applicable, and shall accrue interest at LIBOR plus one-hundred (100) basis points as of the date of the exercise of the CLP
                         Put Right or the NBCU Call Right, as applicable, through the closing of the CLP Put Right or NBCU Call
                         Right.

                                                                      Schedule J

Transferability          If CLP transfers any of its Subject Securities to a
                         non-affiliated party (after compliance with NBCU's
                         Right of First Offer and Last Offer), such securities shall no longer be subject to the CLP Put Right or the NBCU Call Right. In the event CLP transfers all or substantially all of its Subject Securities, CLP may transfer the CLP Put Right to the transferee, subject to the transferee being subject to the NBCU Call Right.
                         Any transferee will be prohibited from putting more than the Maximum Amount of securities to NBCU. For the avoidance of doubt, CLP may only transfer the Call
                         Shares in their entirety in connection with a transfer of all of the Subject Securities owned by CLP or its affiliates at the time of such transfer and the Call
                         Shares shall always be subject to NBCU Control Option
                         I.

Other Terms              The CLP Put Right and the NBCU Call Right shall contain
                         customary terms to be negotiated by the parties.

                                                                      Schedule K

                           Term Sheet for the Warrants
                           ---------------------------

Issuer                   ION.

Holder                   Newco.

Term                     Seven years beginning on the issuance date (the
                         "Warrant Period").

Underlying               100,000,000 shares of Class A Common Stock.
Securities

Warrant Exercise         The holder(s) of the Warrants may exercise the Warrants
                         in whole or in part at any time prior to the expiration of the Warrant Period.

Exercise Price           $0.75 per share, which must be paid by the holder in
                         cash and not on a net basis.

Adjustments to           The exercise price of the Warrants and number of shares
Exercise Price           underlying the Warrants shall be subject to customary
                         adjustments for stock splits, dividends, recapitalizations and similar events.

Transferability          The Warrants shall be freely transferable, subject to
                         applicable securities laws and the NBCU Right of First
                         Offer and Last Offer.

Other Terms              The Warrants shall contain customary terms to be
                         negotiated by the parties and shall include customary minority protections for the benefit of CLP.